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                                                                EXHIBIT 11

AMERICAN GAMING & ENTERTAINMENT, LTD.
COMPUTATION OF EARNINGS (LOSS) PER SHARE


                                         Three Months Ended
                                            March 31,
                                         2000          1999
                                         ____          ____

Weighted average number
of shares for computation          12,533,948     12,532,102
                                   ==========     ==========

Net loss                            $(136,000)   $(1,863,000)

Dividends and accretion
on preferred stock                    316,000        467,000
                                      _______        _______

Net loss for common
Stockholders                        $(452,000)   $(2,330,000)
                                    =========    ===========

Net loss for common
stockholders per common
share                                  $(0.04)        $(0.19)
                                       ======         ======